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                                                                 Exhibit 10.10


Translation from the German Language




                                    CONTRACT
                       ON THE USAGE OF OPTICAL WAVEGUIDES
                          AND TECHNICAL SYSTEM PREMISES*
                                 (LWL Contract)




                                     between




                       CARRIERS' CARRIER GESELLSCHAFT MBH
                   Karlsruher Strasse 2 b, 30519 HannOVER
                           hereinafter known as "CCG"




                                       and




                              GASLINE GMBH & CO. KG
                                 Huttropstr. 60,
                                  D-45138 Essen
                         hereinafter known as "GasLINE"

             both hereinafter jointly known as "Contractual Parties"




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* Portions of this agreement are confidential and have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 406 under the Securities Act of 1933 as amended. Asterisks, for example "*****," have been inserted to indicate that information has been deleted.

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TABLE OF CONTENTS

Preamble
1.       Object of the Contract
1.1      Optical Waveguide Route
1.2      Option for Further Optical Waveguides
1.3      Technical System Premises
1.4      Additional Facilities
1.5      Exchange of Information, Documentation
2.       Provision of the Optical Waveguide Route and the Technical System Premises
2.1      Schedule
2.2      Provision of the Optical Waveguide Route
2.3      Provision of the Technical System Premises
3.0      Special Regulations Pertaining to Rights of Way, Public Law Permits
3.1      Rights of Way on Private Properties
3.2      Rights of Way in Traffic Thoroughfares and Dedicated Public Spaces, Public Law Permits
4.0      Maintenance and Management
4.1      Planned Disengaging of the Optical Waveguide
4.2      Unplanned Disengaging of the Optical Waveguide
4.3      Defects of the Technical System Sites
5.0      Fee
5.1      Utilisation Fee
5.2      Operational and Administrative Costs
5.3      Utilisation Fee for the Technical System Premises
5.3      Fee Adjustment
5.3.1    Adjustment of the Utilisation Fee due to Particular Circumstances
5.3.2    Adjustment of the Utilisation Fee due to Relaying
5.3.3    Annual Fee Adjustment
6.0      Warranty, Liability
6.1      Provisions for the Warranties and Liability until Provision
6.2      Provisions for the Warranties and Liability after Provision
6.3      Force Majeure
6.4      Miscellaneous Provisions for Warranty and Liability


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
7.       Termination Rights
7.1      General Termination Rights
7.2      Special Termination Rights
7.3      Consequences of Terminating Contract
8.0      General Provisions
8.1      Payments
8.1.1    Sales Tax, Duties
8.1.2    Due Date
8.1.3    Payment Default
8.1.4    Bank Information
8.2      Set-off, Retention
8.3      Telecommunication Permits
8.4      Confidentiality
8.5      Economic Clause
8.6      Transfer to other Corporations
8.7      Salvatorian Clause
8.8      Contractual Amendments, Modifications
8.9      Applicable Law, Legal Venue
8.10     Charge of Previous Actions and Declarations
8.11     Approval of Supervisory Bodies
8.12     Contractual Annexes
8.13     Contractual Term


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PREAMBLE

CCG is a newly founded German telecommunications enterprise. Coming from a background of a liberalized European telecommunications market, CCG is planning the erection of a Pan-European network for the production of telecommunication services.

GasLINE is a corporation founded of 15 German gas supply companies which realize optical waveguide routes. For this GasLINE usually lays optical waveguides parallel to the gas lines of its partners if needed, even utilising the gas line location lines of other supply companies and offers the realised optical waveguide route to telecommunication companies for long-term usage. GasLINE itself does not intend to enter the telecommunications market.

GasLINE and CCG intend to establish a mutual long-term business relationship. GasLINE shall provide CCG with dark fibre capacities in its existing network, or respectively, on network segments, which shall be completed in the near future. GasLINE is willing to facilitate CCG the market launch at favourable conditions. Thereby GasLINE is aware of the fact that anticipated profits will only set in after successful establishment in the market. GasLINE declare they are willing during the start-up phase (10 years) to grant a loan for the establishment of the optical waveguide route, the terms of which shall be defined by the Contractual Parties in a separate contract.

Thereby the following is agreed among both Contractual Parties:


1.       OBJECT OF THE CONTRACT

Object of the contract is the long-term usage of an optical waveguide route as well as technical system premises for telecommunications purposes as well as the maintenance and management of these facilities.




1.1      OPTICAL WAVEGUIDE ROUTE

1.1.1 GasLINE shall make 2 fibre pair (4) optical waveguides available to CCG on a total route of ca. 2,950 km.

         The specific route and the subdivision in "sub-routes" are evident from ANNEX 1 (survey map) and ANNEX 2 (listing of the sub -routes). In the event of contradictions between Annex 1 and Annex 2, the latter takes precedence.

1.1.2 The technical specifications and performance data of the optical waveguides arise from the Technical Specifications (ANNEX 3). The interfaces between the

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         optical waveguide cable systems from GasLINE and the systems from CCG are defined in Annex 3.

1.1.3 GasLINE shall provide the sub-routes within its existing network as well as in sub-networks which are already being erected in the framework of other projects; through this contract GasLINE shall incur no personal investment costs. In the event that the provision of the optical waveguide route should require additional investment projects, GasLINE is entitled to a right to terminate in regard to the sub-routes in question; the legal consequences arise from No. 7.3.1, 7.3.3 and 7.3.4.

1.1.4 GasLINE grant CCG the right to the free and unrestricted usage of the four (4) optical waveguides for telecommunications purposes. Excluded from this is the further surrender of dark optical waveguides ("dark fibres") by CCG to third parties.

1.1.5 The functional rule in the sense of the German Telecommunications Act is in the hands of CCG.

1.1.6 GasLINE is willing in the framework of its network erection to offer CCG additional optical waveguide routes at the terms defined in this contract, unless special circumstances justify a departure.

1.1.7 If during the contractual term GasLINE lays cable with further developed fibre types on the optical waveguide route, then the Contractual Parties shall enter negotiations concerning the conditions of a changeover to the new fibres.


1.2      OPTIONS

1.2.1 GasLINE grants CCG an option to the usage of up to four additional fibre pair (8) optical waveguides at the conditions defined in this contract. GasLINE undertakes to inform CCG in writing if henceforth a free capacity of eight fibres is available. CCG must make a written declaration within a deadline of seven days after receiving notification if and in terms of how many fibres it shall exercise the option. The option lapses after the expiration of this deadline or on the 31st of December, 2000 at the latest. If CCG exercises the option, GasLINE must provide the fibres on a date which has been arranged mutually by the Contractual Parties; at the latest, however, 6 months after the option is exercised.

1.2.2 If GasLINE should realize the optical waveguide route Berlin-Dresden-Leipzig-Erfurt-Nuremberg (total length ca. 658.0 km) currently in planning and equip it with a optical waveguide cable, then CCG is entitled, after its completion, to the option of letting this optical waveguide route take the place of the optical waveguide route Berlin-Magdeburg-Leipzig-Nuremberg (cf. Annexes 1 and 2). GasLINE assumes no warranty for the actual or punctual provision of said new optical waveguide route. The exercising of the option must be declared by CCG in writing within 3 months after GasLINE has informed of the completion of the aforesaid route.

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         The Contractual Parties shall come to an agreement in the event of the exercising of the option concerning the schedule and the technical procedure of the switch-over. After completion of the switch-over, the obligations of GasLINE in terms of the optical waveguide route Berlin-Magdeburg-Leipzig-Nuremberg-Munich become ineffective. The costs of the switch-over are borne by CCG.


1.3      TECHNICAL SYSTEM PREMISES

1.3.1 GasLINE relinquishes to CCG premises along the optical waveguide route for the purpose of the setting up, the operation and the maintenance of the transmission facilities of the CCG.

1.3.2 Details concerning the site, equipment and usage of the premises in the containers are set forth in Annex 4.

1.3.3 CCG is obligated to use the premises relinquished to them for their use for the contractually stipulated purpose and to maintain them in an orderly state.

1.3.4 CCG shall always maintain the facilities stored by them in a technically impeccable and traffic-safe state. This also applies to the systems for the connection of the transmission facilities to the public supply.

1.3.5 CCG is obligated to grant GasLINE, as well as persons commissioned by them, entry to the premises at all times.

1.3.6 If on the part of GasLINE there are justified complaints raised against the traffic safety of the systems of CCG, then CCG is obligated to undertake without delay the necessary inspection and maintenance measures. If CCG is in default with the necessary measures, then GasLINE is entitled to bring about the undertaking of such measures at the expense of CCG:

1.3.7 Operational and sideline costs in connection with the systems operated by CCG are to be borne by CCG and shall be invoiced by the relevant supply company directly to CCG.

1.3.8 After the expiration of this contract, the premises are to be returned to GasLINE in their original state. The facilities brought in by CCG are to be removed by CCG at their own expense.


1.4      ADDITIONAL FACILITIES

1.4.1 GasLINE and CCG shall jointly define connection routes, cable constructions, or respectively, other additional facilities along the optical waveguide route. GasLINE shall be reimbursed by CCG for the proven costs plus a handling fee of 12.5% of the costs.

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1.4.2    1.4.2 GasLINE shall carry out the work necessary for network couplings on its backbone route (civil engineering, setting sleeves, splicing, measuring work, documentation, official acceptance) on the existing network coupling points. CCG shall reimburse the costs actually incurred plus the handling fee pursuant to No. 1.4.1 to the extent that these costs including the handling fee for additional equipment exceeds 100,000 German Marks. The costs for creating the network coupling are estimated at approximately ******************* per case.


1.5      EXCHANGE OF INFORMATION, DOCUMENTATION

1.3.1 The Contractual Parties shall jointly provide one another with information and documents required for the realization of the project in due scope solely for the purpose of conducting the project.

1.3.2 GasLINE shall hand over a route documentation to CCG for the optical waveguide route provided on a scale of 1:25,000. This documentation shall be handed over to CCG in three copies and on electronic data carriers to the extent that this available to GasLINE no later than 16 weeks after providing the optical waveguide route. If required, CCG shall be handed over more detailed documents upon reimbursement of costs that is also to be exclusively used within the framework of this project.





2.       PROVISION OF THE OPTICAL WAVEGUIDE AND THE TECHNICAL SYSTEM PREMISES


2.1      Schedule

         For the execution of the contract, the Contractual Parties proceed from the schedule enclosed as ANNEX 6 ( the "SCHEDULE"). Therein prominent key points/sub-steps of the contract execution are defined ("MILESTONES") and indicated with targeted dates ("TARGET DATES").

         As the date for the provision of the optical waveguide route as well as the technical system premises, the 30th of September, 1999 is planned.


2.2      PROVISION OF THE OPTICAL WAVEGUIDE ROUTE

2.2.1 Before the provision of the optical waveguide, GasLINE shall conduct a provision assessment and relinquish the route to CCG for its usage (provision).


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* Omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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2.2.2    The provision procedure is stipulated in the Technical Specifications
         (Annex 3). GasLINE shall indicate to CCG at least a week in advance when the provision assessment shall be conducted. CCG is entitled to take part in the provision assessment. GasLINE shall hand over copies of the assessment records to CCG.

2.2.3 GasLINE shall notify CCG, while handing over adequate proof, that the Optical waveguide fibres of the assessed route meet the characteristic assessment values in accordance with the specifications in the Technical Terms.

2.2.4 If CCG should discover a fault during the inspection of the submitted documents, it is incumbent upon CCG to give notification of such defect. Liability pursuant to Section 538 of the German Civil Code is excluded.

2.2.5 If CCG discovers that the optical waveguide route does not fulfil the specifications, it shall inform GasLINE of such within 10 days after receiving the aforementioned proof.

2.2.6 If the Optical waveguide route does not fulfil the specifications, and CCG has reported this in due time, then the optical waveguide route is deemed as not provided. Otherwise the optical waveguide route is deemed as provided after the handing over of this proof on the day of the provision assessment.

2.2.7 If the optical waveguide route does not comply with the specifications, then GasLINE is obligated to establish without delay the operational capacity of the optical waveguide route in accordance with the specifications. GasLINE shall report the completion of the removal of the defect to CCG; so shall the above-captioned procedure of provision be then repeated.

2.2.8 If remedying the defects is not successful within an agreed defined reasonable time limit, and the defect remedy fails despite the setting of a grace period of at least 45 days, CCG has the right to terminate the contract in regard to the affected sub-route. The termination consequences arise from No. 7.3. Further-reaching damage compensation and warrant claims of the CCG against GasLINE are non-existent.


2.3      PROVISION OF THE TECHNICAL SYSTEM PREMISES

         The technical system premises are to be provided to CCG at the latest by the provision date pursuant to 2.1.

         Before the provision of the technical system premises, GasLINE will conduct a facility inspection. GasLINE shall indicate to CCG at least one week in advance when the inspection shall be conducted. If the technical system premises do not comply with the specifications in Annex 4, then No. 2.2.4, 2.2.6 to 2.2.6, respectively, go into effect.

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3.       SPECIAL REGULATIONS PERTAINING TO RIGHTS OF WAY, PUBLIC LAW PERMITS
         CONCERNING NEW ROUTES TO BE ERECTED.

3.1.1 CCG is aware that neither GasLINE nor the gas supply company currently have contractually negotiated agreements with the individual landowners on the usage of the properties required for the realization of the sub-route for general telecommunications.

3.1.2 For its existing natural gas lines, the gas supply company has limited personal servitudes and/or obligatory licence agreements according to which they are entitled to lay and operate long-distance gas lines with cables and accessories. It is not to be ruled out that in regard to individual segments, this entitlement does not exist, or does not exist in its full extent, or respectively, cannot be substantiated or obtained. This applies even in reference to the gas supply company with a share in GasLINE:

3.1.3    If due to existing and demonstrable rights, the application of
         Section 57 Par. 1 No. 1 German Telecommunications Act should be a possibility, GasLINE shall endeavour for a expeditious settlement with the landowners for the settlement of all claims pursuant to Section 57 Par. 2 German Telecommunications Act. As far as Section 57 German Telecommunications Act cannot be applied, then the rights of way for telecommunications should be obtained primarily by assurances in rem. Alternatively, if no assurance in rem can be obtained from the landowner, GasLINE shall endeavour to negotiate obligatory licence agreements for the usage of the properties for general telecommunications. The holder of the right may be the gas supply company whose location line is being used and who transfers the exercising of their legal positions to GasLINE.

3.1.4 For compensation payments in connection with the permission of the laying, the outline agreements concluded between the relevant competent farmer's unions and other landowners and the gas supply companies are decisive. ANNEX 5 contains a description of the procedure as well as an example of such an outline agreement, the key data of which follow the other outline agreements as well. As far as Optical waveguide cable or protective cable pipes have already been laid, the Contractual Parties assume that pursuant to Section 57 German Telecommunications Act no compensation payments shall be made to the landowner. GasLINE is not obligated to exceed the payments stipulated in the outline agreements with the farmer's unions in order to obtain the right of way.

3.1.5 In terms of the intersections of location lines of the Deutsche Bahn AG, the gas supply companies who are partners of GasLINE have reached a special agreement with the Deutsche Bahn AG which is decisive for the project.

3.1.6 The technique and the engineering services in connection with acquiring the right of way and handling payments for compensation are described in Annex 5. To this extent, the only thing that is owed is a service. Should further activities be necessary than established in Annex 5 to achieve and assert right of way, GasLINE shall arrange for them. The costs caused by said activities shall be added to the costs for right of way and compensation for land.

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3.1.7    If in the course of the execution it should become apparent that a procedure pursuant to Section 57 German Telecommunications Act because of the dispensation of justice due to lacking requirements or lacking practical enforceability is not possible as expected in the predominant number of the cases, then the further procedure between the Contractual Parties shall be agreed upon consequently. The same applies if difficulties arise outside of the German Telecommunications Act. In the events where difficulties arise during the assertion pursuant to
         Section 57 German Telecommunications Act or with the acquisition of the rights of way outside the German Telecommunications Act which could likely lead to an extension beyond of the provision date or to an impossibility in terms of the provision of the sub-route in question, GasLINE shall inform CCG hereof and consult with CCG about how the contract can be executed as expeditiously as possible.

3.1.8 The risk of the non-acquisition or non-enforceability of the rights of way as well as the punctuality for the aforementioned ground is borne solely by CCG. Any liability of GasLINE and their vicarious agents in connection with rights of way is ruled out, unless there is premeditation on the part of GasLINE.

3.1.9 Unaffected remains the right of CCG to terminate pursuant to No. 7.2. the optical waveguide, the realisation of which is unrealistic due to the lacking rights of way. In regard to the legal consequences, the regulation in No. 7.3.2 is effective.


3.2 RIGHTS OF WAY IN TRAFFIC THOROUGHFARES AND DEDICATED PUBLIC SPACES, PUBLIC LAW PERMITS

3.2.1 With regard to possible required permits and permissions under public law, No. 3.1 is effective.

3.2.2    Public law permits in this sense are in particular:

         permits or permissions or usage agreements (e.g. street usage agreements with the construction carriers) which are required

         - in connection with the intersection of traffic thoroughfares and the route laying along or in traffic thoroughfares

         - in connection with the intersection of waterways or the erection of facilities in or along bodies of water

         -        for works in flood areas

         -        for works which could have an effect on the water table

         - in connection with the Federal German Nature Conservation Law and the Nature Law and Natural Reserve laws of the Federal German States, the construction laws or, if applicable, the regional planning laws.


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3.2.3    The costs and fees for the processing of the permits, compensation payments pursuant to Section 52 (2) and utilisation fees for the usage of public spaces belong to the right of way and land compensation costs.

3.2.4 If in terms of the utilisation fee-free usage of public (dedicated or fiscal) space it is necessary or expedient for schedule-related or other reasons that the proper utilisation permits in regard to the facility used by CCG be obtained in the name of CCG, CCG shall issue the appropriate authorisation to GasLINE, or respectively, their representatives. The same applies if it is expedient for the realization of the project or in order to avoid schedule delays or extra costs that CCG make an outward appearance as a building contractor. In their internal relations CCG and GasLINE shall treat one another as if the permit had been issued to GasLINE. The issuance of the permit to CCG does not affect the ownership rights of GasLINE.



4.       MAINTENANCE AND MANAGEMENT

         GasLINE is obligated to maintain the optical waveguide and the technical system sites in according with the technical specifications in Annex 3 and Annex 4. GasLINE shall perform these services beginning with the provision of the optical waveguides, or respectively, the technical system premises.

4.1      PLANNED DISENGAGEMENT OF THE OPTICAL WAVEGUIDE OPERATION

         In the framework of the maintenance and/or due to relaying which becomes necessary (street-works etc.), the necessary planned disengagement or down times of the optical waveguide fibres in the framework of the contractual usage are permitted. The planning and agreement process for planned works is stipulated in Annex 3 (Technical Specifications). In regard to the following Point 4.2, the disengagement and down times remain disregarded.

4.2      DISTURBANCES OF THE OPTICAL WAVEGUIDE OPERATION

         If it should come to unplanned disruption, or if the optical waveguide fibres do not fulfil the specifications in accordance with Annex 3, the following goes into effect:


4.2.1    Removal of disturbance by GasLINE

         GasLINE is obligated to remove arising disturbances without delay. GasLINE shall secure that the optical waveguide fibres are re-available at the latest 24 hours after a disturbance is reported.

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4.2.2    Penalties

         In the event of the excess of said time limit, GasLINE shall pay - unless GasLINE brings forth evidence that GasLINE or their vicarious agents are not at fault in regard to the overrun of the time - a contractual penalty per commenced hour in an amount of DM ********** ******, a maximum, however of DM ******** each per disturbance event. This contractual penalty is, if applicable, in addition to the compensation to be paid pursuant to Paragraph 4.2.3.

4.2.3    Flat-rate warranty of the network availability

         In the event of the overrun of the permissible disturbance-related down time of 7.5 hours per 100 km, GasLINE shall pay CCG a flat-rate compensation. This amounts to ********** for each full hour of the overrun of the permissible down time and is limited in amount to a total of **********.

4.2.4    Severe Losses/ Downfall

         A severe loss or downfall in the sense of this contract exists if the disruption of operations entails a repair of 100 m of damaged length or a disruption is objectively not remediable within 24 hours. Moreover, disturbances count as such which can be traced to a damage in the gas line which runs besides this cable or which were unavoidable necessary due to the operation and maintenance of this gas line.

         In these events GasLINE shall endeavour to achieve the quick as possible restoration of the optical waveguide cable system. The contractual penalty defined in 4.2.2 and 4.2.3 will, however, not be owed. For the duration of such disruptions CCG is insofar released from its obligation of paying the utilisation fee.

4.3      DEFECTS IN THE TECHNICAL SYSTEM PREMISES

         If in the course of the contractual term a defect in the technical system premises arises, CCG must report this to GasLINE. GasLINE is obligated to remedy the defect without delay. If the remedying of the defect is not successful within a consensual stipulated reasonable time period, CCG has the right to remedy the defect themselves and to demand the reimbursement of the necessary expenditures.



5.       FEE

5.1      UTILISATION FEE OPTICAL WAVEGUIDE ROUTE

5.1.1 The utilisation fee for the 4 optical waveguide fibres (No. 1.1) amounts to per annum:

                 ************************************

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* Omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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5.1.2    The additional utilisation fee for the 8 additional optical waveguide fibres (No. 1.2.1) amounts to per annum

                 ************************************


                  If the option for less than 8 fibres is exercised, the utilisation fee is calculated proportionately in relation to the number of fibres, in regard to those for which the option is exercised, to the total number of the optional fibres.

5.2      OPERATIONAL AND ADMINISTRATIVE COSTS

         For the operational and administrative costs including service and maintenance of the optical waveguide , CCG shall pay GasLINE a fixed annual fee ("maintenance fee") of:

                 ************************************

         If CCG exercises the option pursuant to 1.2.2 of the contract, the operational and administrative costs shall increase by ******** *************************. In the event that CCG exercises the option pursuant to 1.2.1 of the contract, the operational and administrative costs do not increase.

5.3      UTILISATION FEE FOR TECHNICAL SYSTEM PREMISES

         The utilisation fee for the technical system premises including maintenance and management amounts to per site:

                 ************************************

5.4      FEE ADJUSTMENT

5.4.1    ADJUSTMENT OF THE UTILISATION FEE DUE TO SPECIAL CIRCUMSTANCES

(1) In the event that GasLINE incurs additional right of way and land compensation costs for the contractual optical waveguide sub-routes as the result of a change in the law or a modification of the dispensation, such as costs for the compensation of landowners, the acquisition of servitudes, for the usage of public pathways, intersectional and administrative fees, then the Contractual Parties shall negotiate this.

(2) CCG bears the additional costs as far as the costs exceed 1.53 EUR (3.00DM) per meter of route length.

(3) A modification of the dispensation is only to be considered if the decisions for GasLINE or a gas supply company, along whose gas lines the optical waveguide route is laid, is legally binding or if there is a decision from the Federal German Constitutional Court, the Federal German Supreme Court or an incontestable decision from the Regional Court of Appeal.


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* Omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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(4)      In the event that the optical waveguide route , for which the additional costs arise, is used by other telecommunication companies as well, the additional costs will be divided by all users per capita. If the route in question is surrendered for usage to other telecommunication companies by GasLINE after the successful transfer of the costs, then a proportional reimbursement of the transferred costs shall follow.

(5) GasLINE shall supply evidence for the extra costs with relevant documents at the request of CCG. CCG has the right to be informed of the number of users and to have this information checked by an independent chartered accountant.

5.4.2    ADJUSTMENT OF THE UTILISATION FEE ON THE BASIS OF RELAYING

(1) In the event of the relaying (e.g. due to street-work measures) of the optical waveguide route cable systems, the costs arising from such shall be borne by CCG. In the event of the usage of the optical waveguide cable systems by several telecommunication companies, these costs will be borne according to the number of fibres used by the company.

(2)      5.3.1.5 apply accordingly.

5.4.3    ANNUAL FEE ADJUSTMENT

(1) The utilisation fee for the optical waveguides pursuant to No. 5.1 is subject to an annual adjustment according to the manufacturer's price index for industrial goods pursuant to the computational formula in ANNEX 7. The initial adjustment will take place in 2003 taking into consideration the price changes from the time of the contract conclusion.

(2) The maintenance fee pursuant to No. 5.2 is subject to an annual adjustment according to the labour costs index according to the computational formula in ANNEX 8. The adjustment will take place for the first time in 2003 taking into consideration the price changes beginning with the time of the contract conclusion.

(3)      The utilisation fee for the technical system premises pursuant to No.
         5.3 is subject to 50% of an annual adjustment according to the manufacturer's price index pursuant to the computational formula in ANNEX 7 and to 50% according to the labour costs index according to the computational formula in ANNEX 8. The initial adjustment will take place in 2003 taking into consideration the price changes from the time of the contract conclusion.


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6.       WARRANTY, LIABILITY

         Provided no regulations to the contrary have been met in this contract, the follow provisions are effective for the warranty and liability:

6.1      PROVISIONS FOR THE WARRANTY AND LIABILITY UNTIL PROVISION

6.1.1 GasLINE shall endeavour to the best of its ability to conduct all designated works for the provisions by the target dates set forth in the schedule; they do not, however, take responsibility for the actual and punctual realizability of the optical waveguide route and the technical system premises.

6.1.2 The liability for the contractual and non-contractual obligations of GasLINE (including its vicarious agents) is limited to the premeditation of its legal representatives.

6.1.3 GasLINE shall stipulate in the contracts with its vicarious agents customary market and sector liability regulations. If GasLINE should be entitled to claims against third parties, which are due to performance disruptions or other faulty contractual performances in regard to the optical waveguide route or the technical system premises to be provided to CCG, GasLINE is willing to assign these claims to CCG as far as they have not already been assigned or should be assigned to customers who entered a contract with GasLINE before CCG.

6.2      PROVISIONS FOR THE WARRANTY AND LIABILITY AFTER PROVISION

6.2.1 In No. 4 special regulations on disturbances and the availability of the optical waveguide as well as the warranty for the technical system premises are set forth. Beyond the legal consequences which are specified therein, no further damage compensation claims, utilisation fee reduction or termination rights may be mutually asserted.

The right of both Contractual Parties to an extraordinary termination with cause remains unaffected.

6.2.2 After provision, the liability of the Contractual Parties for the rest is limited for themselves and their vicarious agents - except in cases of the premeditation of the legal representative - to gross negligence and to direct damage (physical and material damages). The replacement of pure property damages is excluded. The liability for direct damages is limited to a maximum of 5 million DM per liability case and a maximum of 10 million DM per annum.



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6.3      FORCE MAJEURE

         In the events of force majeure, as long as not stipulated otherwise in this contract, the following is effective:

6.3.1 If it should become impossible for one of the Contractual Parties due to event of force majeure to fulfil the obligations undertaken in the framework of this agreement, so is the Contractual Party insofar released from the fulfilment of his obligations for the duration of such events. Accordingly the obligations of the other Contractual Party which oppose these obligations are cancelled. This does not apply to the payment obligations of CCG. Excluded from this are insofar the cases provided under No. 4.2.4

6.3.2 The Contractual Partner affected by the events of force majeure shall inform the other Contractual Partner immediately concerning the limitation of his contractual obligation and shall endeavour to remove as quickly as possible the hindrances which stand in the way of the fulfilment of the contractual obligations.

6.3.3 Deemed as events of force majeure are in particular, but not limited to, war, unrests, sabotage, legislative interventions, strike, natural catastrophes and extreme bad weather conditions.

6.4      MISCELLANEOUS PROVISIONS FOR WARRANTY AND LIABILITY

6.4.1 In favour of landowners as well as property users and other authorized parties, whose location lines or properties are used for the fulfilment of the contract, all possible damage compensation claims of CCG against these are limited to damages caused premeditatedly. To gas supply companies, whose location lines or properties are utilised for the fulfilment of the contract, damage compensation claims are ruled out, except in the event of premeditation.

6.4.2 If CCG refuses services, in particular fee payments, while citing GasLINE's own premeditation or gross negligence, CCG shall be encumbered with the burden of proof. No. 4.2.2 remains unaffected.

7.       TERMINATION RIGHTS

7.1      GENERAL TERMINATION RIGHTS

         Ordinary termination rights do not exist subject to No. 7.2. The right to terminate for good cause remains unaffected.


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7.2      SPECIAL TERMINATION RIGHTS

7.2.1    If because of concrete facts

         -        due to lacking rights of way or public law permits
         -        for lack of technical system premises
         -        for lack of needed cooperative actions by CCG
         -        due to force majeure

         the provision of the optical waveguide route and/or the technical system premises are seriously unrealistic, the Contractual Parties shall endeavour to find a consensual solution for proceeding further in regard to the sub-route in question or the technical system premises in question. If a consensual solution cannot be reached within 4 weeks, after a Contractual Party has informed the other of such in writing that he deems the provision of a sub-route or a technical system premises to be unrealistic, both Contractual Parties have the right within a deadline for giving notice of 2 weeks to terminate the contract in writing in regard to the affected sub-route or the affected technical system premises.

7.2.2 If the loan contract entered into by the Contractual Parties in connection with this contract on 14 JULY 1999 is terminated, GasLINE has the right to terminate this contract with a deadline for giving notice of 6 months.

7.3      CONSEQUENCES OF TERMINATION

7.3.1 With the going into effect of the termination, CCG and GasLINE are released, with the exception of the following regulated consequences, from the obligations arising from this contract.

7.3.2 All expenditures caused up until the going into effect of the termination in terms of the affected sub-route/technical systems premises according to the authority of this contract (regardless whether or not the costs connected with such have already been accrued or shall still accrue) shall be investigated by GasLINE and reimbursed by CCG to GasLINE within 30 days after the invoicing made by GasLINE. As far as GasLINE has entered contracts with other users for the affected optical waveguide route, only those expenditures shall be paid by CCG which are to be assigned to the designated usage by CCG pursuant to this optical waveguide contract.

7.3.3 All planning results developed by GasLINE, processed objects and the optical waveguide route in question itself remain - as long as they are not the property of third parties - in the possession of GasLINE. Under no circumstances does CCG have a claim to the transfer of these planning results, objects or the optical waveguide route.

7.3.4 The legal consequences of the termination are herewith ultimately regulated. A warranty and/or liability of GasLINE beyond the events set forth in this contract is ruled out.


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8.       GENERAL PROVISIONS

8.1      PAYMENTS

8.1.1    SALES TAX, DUTIES

         All payments include the then currently effective sales taxes, all other duties are contained in the agreed fees. If in the future, additional encumbrances of the telecommunications sector or the provision of optical waveguide fibres or other activities falling under this contract shall be newly introduced, GasLINE is entitled to raise the fees accordingly.

8.1.2    DUE DATE

(1) The annual utilisation fee and the fee for operations and management pursuant to No. 5 of this contract is due for payment in 2 instalments respectively by the 1st of April and by the 1st of October for the then current running half-year (01.01 until 30.06; 01.07 until 31.12). The first payment shall be made at time intervals by the first due date following the provision of the optical waveguide route as well as the accompanying technical system premises.

(2) GasLINE shall invoice CCG for the recurring payments each by the 28th of February and the 31st of August (thus each a month before the due date).

(3) All other payments remaining to be paid shall be due 30 days after invoicing as far as not expressly provided otherwise.

8.1.3    PAYMENT DEFAULT

(1) If CCG is in arrears with the payments, GasLINE shall charge CCG interest in an amount of 3% points above the then current 3 months EURIBOR rate.

(2) If CCG is in arrears with a payment pursuant to this contract for more than 30 days, and if CCG continues to not pay despite two reminders (the second with a threat of termination) each granting a 10 day payment deadline, GasLINE has the right to an extraordinary termination of the contract; further reaching statutory claims remain unaffected.


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8.4.1    BANK INFORMATION

         Payments are regarded as having been paid on the day of the availability date on the account of GasLINE

                No. 4.048.209/00
                at the Dresdner Bank AG, Essen, Germany
                bank code:        360 800 80,

         or as far as payments are to be made to account of CCG, then to:

                No. 011859600
                at the Deutsche Bank Hannover
                bank code: 250 700 70

         A change in the bank information is to be reported to the other Contractual Party in writing. 8.8 insofar have no application.

8.2      SET-OFF, RETENTION

         As far as not provided otherwise in the contract, the Contractual Partners are allowed to set-off only by means of incontestable or legally binding claims. It is also not permissible to retain equivalent partial amounts of due payments on the basis of unresolved counterclaims.

8.3      TELECOMMUNICATIONS PERMITS

8.3.1 CCG shall obtain a telecommunications licence before the system is put into operation and hand over a copy of the licence to GasLINE. As far as a declaration is required for the authorities, public law bodies or landowners, that CCG is a licence holder, or that the route to be erected shall be used, CCG shall make this declaration.

8.3.2 If CCG requires other public law permits of a telecommunications nature in connection with the execution of this contract or the usage for the further marketing of the optical waveguide fibres provided to them, CCG will see to the obtaining of such permit. If CCG is not or only in part is issued the required permits in this connection, so shall this not release CCG from its obligations arising from this contract. Likewise applies if CCG gives up already acquired permits of the above-captioned nature or if the required permit has been revoked of them.

8.3.3 Both Contractual Parties assume that GasLINE requires no permits pursuant to the German Telecommunications Act for the contractual services they are to perform. If this should be the case contrary to expectations, GasLINE shall endeavour to obtain the relevant permits without delay. As far as certain duties are bound herewith, CCG shall bear the costs according to their utilisation share.



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8.4      CONFIDENTIALITY

8.4.1 The Contractual Parties hereby undertake to treat with confidentiality all information which they receive from the other Party directly or indirectly in the framework of this contract, the preparation of such, and in connection with its execution.

8.4.2 Confidential treatment means that the information received from the other Contractual Party is not made accessible to third parties and that this information - whether directly or indirectly- may not be used economically for one's own purposes or for third parties.

8.4.3 The Contractual Parties undertake to use the received information exclusively for the purpose stated in the Preamble. Usage which extends beyond this or the passing on to third parties requires in each individual case the previous written approval of the information provider, stipulating the content, scope and addressee. The necessary passing on due to the project of information to financial credit institutions and/or to individual tax or legal advisors as well as the passing on of the technical information needed for the realization of the project by GasLINE to subcontractors or to concerned gas supply companies is, however, permissible without the separate written approval of the information provider under the conditions that the transmission of the information is limited to the scope required for the execution of the contract and that the receiver of the information undertakes an obligation to the confidential treatment in the sense of this agreement. The Contractual Parties shall also bind their employees to maintain confidentiality.

8.4.4 Unaffected remains the right of GasLINE to disclose the individually available optical waveguide routes in their location course in the framework of the additional marketing of potential users.

8.4.5 Each party shall protect the information received from the other party with the same diligence with which they would protect their own business and operational secrets, at least, however, with the due diligence of a proper businessperson.

8.4.6    The secrecy obligation does not apply to information

         - which is already known to the receiver of the information at the time of the relinquishment without the obligation to maintain secrecy or

         - which has already been publicly accessible at the time of the relinquishment or - which without the fault of the receiver of the information - had been made publicly accessible at a later time or

         - which is received regularly on the part of third parties without the obligation to maintain secrecy.

         Insofar the burden of proof is incumbent upon the party which passed on the information.


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8.4.7    Regardless of the above captioned provisions, each party is entitled to meet their statutory and stipulated corporate disclosure duties, also in terms of the information surrendered to them.

8.4.8 The obligation of confidentiality shall continue to survive for the duration of five (5) years after the expiration of the usage time period utilised by CCG.

8.4.9 The content, form, date, etc. of the information of the publicity concerning the cooperation, the contract and the joint position towards authorities, organisations, landowners, local regional authorities, other companies, etc. shall be agreed upon between the Contractual Parties.

8.5      ECONOMIC CLAUSE

         If the technical, economic, or legal stipulations, under which the contractual provisions (fee and terms) were agreed upon undergo a fundamental modification and if as a result of such a party can no longer be expected to retain the contractual provisions any longer because the intentions aiming at the mutual economic interests contained in this contract of the party entering the contract cannot be fulfilled, so can this party demand that the contractual provisions be adjusted accordingly to the changed circumstances, unless the contractual provision is such that contains an explicit transfer of risk. Insofar no adjustment can be demanded.

8.6      TRANSFER TO OTHER COMPANIES.

         The transfer of the rights and obligations arising from this contract by CCG to another company requires the previous approval of GasLINE. This approval cannot be refused arbitrarily. It can - even in the event of affiliated companies - in particular then be refused if the company in whose place the then current contractual Party should stand, does not have its domicile in the European Union, or if this company does not offer in the same manner warranty for the fulfilment at all times of the contractual obligations as does the Contractual Party in whose place it should stand.

8.7      SALVATORIAN CLAUSE

         If a provision of this contract is or shall become ineffective, the legal validity of the remaining provisions remain unaffected by such. The Contractual Parties shall agree to an effective provision in the place of the ineffective provision which comes closest to the mutual will, economically speaking. Likewise applies to the filling of any regulatory loopholes.

8.8      CONTRACTUAL AMENDMENTS, MODIFICATIONS

         No subsidiary agreements exist. Modifications and/or amendments as well as subsidiary agreements to this contract are required in written form and signed by both Contractual Parties. The same applies to a waiver of this written form requirement itself.


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8.9      APPLICABLE LAW, LEGAL VENUE

         For all legal relationships arising from this contract, the preparation of such and its execution, German law shall govern except for the provisions of the CISG. Legal venue is the domicile of the sued party.

8.10     CHARGE OF PREVIOUS ACTIONS AND DECLARATIONS

         CCG hereby makes the binding confirmation: All persons, who have acted on the part of CCG during the previous negotiations and other contracts with GasLINE have acted exclusively for CCG, or respectively, made and received declarations exclusively for CCG. In favour of the partners of CCG, no legal relationships or claims were substantiated from the opening up of the business relationship as well as from the previous negotiations. Likewise applies to future negotiations and possible contractual agreements, unless otherwise is agreed by the Contractual Parties in writing.

8.11     APPROVAL OF THE SUPERVISORY BODIES

         The entire contract is subject to the approval by the partners' meeting of GasLINE. GasLINE shall inform CCG immediately of the result of the decision.

8.12     ANNEXES TO THE CONTRACT

         The annexes name below are an element of this contract:

         Annex 1:   Survey Map
         Annex 2:   Listing of the Sub-routes
         Annex 3:   Technical Specifications
         Annex 4:   Specifications of the Technical System Premises
         Annex 5:   Rights of Way and Compensation Payments, Outline Agreements
         Annex 6:   Schedule
         Annex 7:   Fee Adjustment of the Utilisation Fee
         Annex 8:   Fee Adjustment of the Maintenance fee

         In the event of contradictions between the annexes and the contractual text, the provisions of this contract take precedence.

8.13     CONTRACTUAL TERM

8.13.1   This contract goes into effect when signed by both Contractual Parties.

8.13.2 The contractual utilisation term for the optical waveguide amounts to 10 years and commences with the provision; a delayed provision as compared to the planned provision date in the schedule changes nothing in the respective utilisation term of 10 years.

8.13.3 The utilisation term for the optical waveguide prolongs itself by eight more years if CCG declares this in writing at the latest 12 months prior to the end of the utilisation term to GasLINE.


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8.13.4   The contractual utilisation term for the technical system premises amounts to 5 years beginning with provision. The utilisation term prolongs itself by a further 5 years if the Contractual Parties do not previously terminate this contract in regard to the technical system sites in writing with a deadline for giving notice of 12 months.




 ... [BOCHUM]...., ...[THE 14TH JULY 1999]... .... [BOCHUM].... ...[14.07.99]...


Carriers' Carrier Gesellschaft mbH    GasLINE
                                      Telekommunikationsnetzgesellschaft
                                        deutscher
                                      Gasversorgungsunternehmen mbh & Co. KG
                                      represented by GasLINE
                                      Telekommunikationsnetzgesellschaft
                                        deutscher
                                      Gasversorgungsunternehmen mbh

/s/                                   /s/
--------------------------------      -----------------------------------



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